EXHIBIT 99.2

ITEM 7 INFORMATION

The securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by MS Capital Partners Adviser Inc., an indirectly wholly-owned subsidiary of Morgan Stanley, as well as MS Energy Partners GP LP and NH Presidio Investments LLC.